UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2025

AMNEAL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38485	93-4225266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Blvd
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 947-3120

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2025, Amneal Pharmaceuticals, Inc.’s (the “Corporation”) subsidiary, Amneal Pharmaceuticals LLC (the “Company” or, the “Issuer”) borrowed $2.1 billion of new seven-year term B loans (the “New Term Loan”) pursuant to an amendment to the Company’s existing term loan credit facility and completed the previously announced offering of $600 million aggregate principal amount of 6.875% senior secured notes due 2032 (the “Notes”). The Issuer also entered into the ABL Amendment (as defined herein). The Issuer used the net proceeds of the New Term Loan and the Notes to refinance its existing term B loans in full, to repay outstanding amounts borrowed under its ABL facility in full and to pay related fees, premiums and expenses.

Amended Term Loan Credit Agreement

As previously disclosed, on November 14, 2023, the Company entered into a Term Loan Credit Agreement (the “Existing Term Loan Credit Agreement”) by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Existing Term Loan Lenders”) pursuant to which the Existing Term Loan Lenders extended a term loan (the “Existing Term Loan”) to the Company. The aggregate principal amount of the Existing Term Loan outstanding on August 1, 2025 was approximately $2.26 billion.

On August 1, 2025, the Company, entered into an amendment to the Existing Term Loan Credit Agreement (the “Term Loan Amendment”; the Existing Term Loan Credit Agreement, as amended by the Term Loan Amendment, the “Amended Term Loan Credit Agreement”). Pursuant to the Term Loan Amendment, the Company obtained the New Term Loan in the aggregate initial principal amount of $2.1 billion.

The New Term Loan is borrowed by the Company and is guaranteed by certain wholly-owned subsidiaries of the Company that guaranteed the Existing Term Loans (together with the Company, the “Loan Parties”).

The New Term Loan has a maturity date of August 1, 2032 and amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity. Interest is payable on the New Term Loans at a rate equal to the term SOFR benchmark rate or the base rate, plus an applicable margin, in each case, subject to a term SOFR benchmark rate floor of 0.50% or a base rate floor of 1.00%, as applicable. The applicable margin for the New Term Loans is 3.50% per annum for term SOFR benchmark rate loans and 2.50% per annum for base rate loans.

In addition to extending the maturity date and reducing the applicable margin, in each case, with respect to the Company’s term debt, the Term Loan Amendment modifies the Existing Term Loan Credit Agreement, primarily to provide additional flexibility to the Company and its restricted subsidiaries, including without limitation, with respect to representations and warranties, affirmative and negative covenants and incremental and equivalent term loan facilities.

The Loan Parties’ obligations under the Amended Term Loan Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and (ii) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (except for certain excluded subsidiaries and excluded assets and limited, in the case of the voting equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries). The liens securing the New Term Loans will be (x) pari passu in priority with the security interest securing the indebtedness under the Indenture (as defined herein), (y) senior in priority to the security interest securing indebtedness under the Amended Revolving Credit Agreement (as defined herein) to the extent of the Fixed Asset Collateral (as defined in the Indenture) and (z) junior in priority to the security interest securing indebtedness under the Amended Revolving Credit Agreement to the extent of the ABL Priority Collateral (as defined in the Indenture).

The foregoing description of the Term Loan Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Term Loan Amendment, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Secured Notes Offering

The Notes were issued at an issue price of 100.000% of their principal amount pursuant to an Indenture, dated as of August 1, 2025 (the “Indenture”), by and among the Issuer, the guarantors (the “Guarantors”) party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent. The Notes mature on August 1, 2032 and bear interest at a rate of 6.875% per year. Interest on the Notes is payable on February 1 and August 1 of each year, beginning on February 1, 2026.

The Issuer may redeem the Notes, in whole or in part, at any time prior to August 1, 2028 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, plus an applicable “make whole” premium described in the Indenture. Thereafter, the Issuer may redeem the Notes in whole or in part, at the redemption prices set forth in the Indenture. In addition, at any time on or prior to August 1, 2028, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date provided that at least 50% of aggregate principal amount of the Notes remains outstanding. The Issuer may also redeem up to 10% of the aggregate principal amount of the Notes during any 12-month period prior to August 1, 2028 at a redemption price of 103.0% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. If certain changes of control of the Corporation or the Issuer occur, holders of the Notes will have the right to require the issuer to offer to repurchase their Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Issuer’s subsidiaries that guarantees indebtedness under the Amended Term Loan Credit Agreement. The guarantees are subject to release under specified circumstances, including certain circumstances in which such guarantees may be automatically released without the consent of the holders of the Notes.

The Notes and the related guarantees are the Issuer’s and the Guarantors’ senior secured obligations and rank equal in right of payment with all existing and future senior indebtedness of the Issuer and the Guarantors and senior in right of payment to all future subordinated indebtedness of the Issuer and the Guarantors. The liens securing the Notes and the guarantees will be (x) pari passu in priority with the security interest securing the New Term Loans, (y) senior in priority to the security interest securing indebtedness under the Amended Revolving Credit Agreement to the extent of the Collateral (as defined in the Indenture, other than the ABL Priority Collateral) and (z) junior in priority to the security interest securing indebtedness under the Amended Revolving Credit Agreement to the extent of the ABL Priority Collateral. In addition, the Notes and the guarantees will be (x) effectively senior to the Issuer’s and the Guarantors’ respective existing and future indebtedness that is unsecured or that is secured by junior liens, in each case to the extent of the value of the Collateral, (y) structurally subordinated to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries and (z) effectively junior to any of the Issuer’s or any Guarantor’s debt that is secured by assets that are not Collateral, to the extent of the value of such assets.

The Notes and the related guarantees will be secured on a first-priority basis by liens on the Fixed Asset Collateral, which consists of substantially all of the assets (other than ABL Priority Collateral) that secure the Issuer’s and the Guarantors’ obligations under the New Term Loans on a pari passu basis, and on a second-priority basis by liens on the ABL Priority Collateral, which generally includes the Issuer’s and the Guarantors’ cash, inventory and accounts receivable and related assets.

The Indenture contains customary high yield covenants limiting the ability of the Issuer to: incur additional debt; pay dividends and make other restricted payments; incur liens on assets; enter into certain transactions with affiliates; merge or consolidate or sell all or substantially all of its assets; sell certain assets, including capital stock of subsidiaries; and allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to the Issuer. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. The Indenture also contains customary events of default.

The foregoing summary of the Indenture is not complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

ABL Amendment

As previously disclosed, the Company is a party to a Revolving Credit Agreement, dated June 2, 2022, and as amended on November 14, 2023 (the “Existing Revolving Credit Agreement”) by and among the Company, each of the guarantors party thereto, Truist Bank, as administrative agent, and the other lenders party thereto (the “ABL Lenders”).

On August 1, 2025, the Company entered into an amendment to the Existing Revolving Credit Agreement (the “ABL Amendment”; the Existing Revolving Credit Agreement, as amended by the ABL Amendment, the “Amended Revolving Credit Agreement”). The ABL Amendment extends the maturity of the Existing Revolving Credit Agreement to August 1, 2030 and contains modifications to certain provisions of the Existing Revolving Credit Agreement including, without limitation, the representations and warranties and affirmative and negative covenants under the Existing Revolving Credit Agreement, to incorporate most of the modifications that were made to the corresponding provisions in the Amended Term Loan Credit Agreement. The aggregate revolving commitments of the ABL Lenders under the Amended Revolving Credit Agreement continue to be $600,000,000.

Interest is payable on loans thereunder at a rate equal to the term SOFR benchmark rate or the base rate, plus an applicable margin, in each case, subject to a term SOFR benchmark rate floor of 0.00% or a base rate floor of 1.00%, as applicable. The applicable margin for such loans is between 1.25% per annum and 1.50% per annum for term SOFR benchmark rate loans and 0.25% per annum and 0.50% per annum for base rate loans, in each case based on historical utilization.

The foregoing description of the ABL Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the ABL Amendment, a copy of which is being filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit No.	Description
4.1	Indenture, dated as of August 1, 2025, by and among Amneal Pharmaceuticals LLC, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent.
10.1	Amendment No. 1 to Term Loan Credit Agreement and Amendment No. 1 to Collateral Agreement, dated as of August 1, 2025, by and among Amneal Pharmaceuticals LLC, the lenders party thereto, JPMorgan Chase Bank, NA., as administrative agent and collateral agent, and the bookrunners and arrangers party thereto.
10.2	Amendment No. 2 to Revolving Credit Agreement and Amendment No. 2 to Collateral Agreement, dated as of August 1, 2025, by and among Amneal Pharmaceuticals LLC, the other loan parties party hereto, the lenders party hereto and Truist Bank, as administrative agent and collateral agent.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2025	AMNEAL PHARMACEUTICALS, INC.

	By:	/s/ Anastasios Konidaris
	Name:	Anastasios Konidaris
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)